UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 14, 2022
Date of Report (date of earliest event reported)

OPORTUN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-39050

Delaware		45-3361983
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

2 Circle Star Way
San Carlos,	CA	94070
Address of Principal Executive Offices		Zip Code
(650) 810-8823
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPRT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 14, 2022, Oportun Financial Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the Company, as borrower, certain affiliates of Neuberger Berman Specialty Finance as lenders, and Wilmington Trust, National Association, as administrative agent and collateral agent, pursuant to which the Company borrowed $150 million of senior secured term loans (the “Loans”).

The Loans bear interest, payable in cash, at an amount equal to 1-month term SOFR plus 9.00%. The Loans are scheduled to mature on September 14, 2026, and are not subject to amortization. Certain prepayments of the Loans are subject to a prepayment premium.

The obligations under the Credit Agreement are secured by the assets of the Company and certain of its subsidiaries guaranteeing the Loans, including pledges of the equity interests of certain subsidiaries that are directly or indirectly owned by the Company, subject to customary exceptions.

The Credit Agreement contains financial covenants requiring the maintenance of minimum liquidity of $50 million (with a minimum of $40 million held in accounts subject to a perfected security interest) and a minimum asset coverage ratio of 1.50 to 1.00, each measured as of the last day of each month, together with other customary affirmative and negative covenants (including reporting requirements), representations and warranties and events of default. The Credit Agreement also contains certain terms whereby the lenders under the Credit Agreement may require the Company to borrow additional Loans, at such time that the asset coverage ratio would be at least 2.00 to 1.00 on a pro forma basis, for the purpose of redeeming in full the asset-backed notes and asset-backed residual certificates issued by Oportun RF, LLC, pursuant to the Indenture dated as of December 20, 2021, as amended.

In connection with the entry into the Credit Agreement, the Company amended certain provisions of its personal loan and credit card warehouse facilities (the “Warehouse Facilities”). On September 14, 2022, Oportun PLW Trust, as borrower, Oportun PLW Depositor, LLC, as depositor, Oportun, Inc., as seller, Wilmington Trust, National Association, as collateral agent, paying agent, securities intermediary and depositary bank and the financial institutions from time to time party thereto as lenders, entered into the Fourth Amendment to the Loan and Security Agreement (the “PLW Amendment”). On September 14, 2022, Oportun CCW Trust, as issuer, Wilmington Trust, National Association, as indenture trustee, securities intermediary and depositary bank, entered into the Third Amendment to Indenture (the “CCW Amendment”) (the CCW Amendment, together with the PLW Amendment, the “Warehouse Amendments”). The Warehouse Amendments include amendments to the change in control provisions to allow for liens on the equity of certain subsidiaries of the Company to be permitted under the Warehouse Facilities. The Warehouse Amendments also add provisions that give rise to an event of default and a rapid amortization event under the Warehouse Facilities upon the occurrence of an event of default under the Credit Agreement.

The foregoing descriptions of the Credit Agreement and the Warehouse Amendments do not purport to be complete and are qualified in their entirety by reference to the text of the Credit Agreement and Warehouse Amendments, copies of which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

On September 15, 2022, the Company issued a press release announcing the closing of the Credit Agreement described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

The information provided pursuant to this Item 7.01, including the press release attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing. The furnishing of the information provided pursuant to this Item 7.01 is not intended to, and does not, constitute a determination or admission by the Company that the information provided pursuant to this Item 7.01 is material or complete, or that investors should consider such information before making an investment decision with respect to any security of the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
99.1	Press Release dated September 15, 2022
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPORTUN FINANCIAL CORPORATION
(Registrant)

Date:	September 15, 2022	By:	/s/ Jonathan Coblentz
Jonathan Coblentz
Chief Financial Officer and Chief Administrative Officer
(Principal Financial Officer)